                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material under Rule 14a-12

                      MANUFACTURED HOME COMMUNITIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                      MANUFACTURED HOME COMMUNITIES, INC.
                      TWO NORTH RIVERSIDE PLAZA, SUITE 800
                               CHICAGO, IL 60606

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 8, 2001

                               ------------------

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders (the "Meeting") of MANUFACTURED HOME COMMUNITIES, INC., a Maryland corporation (the "Company"), to be held at One North Franklin Street, Third Floor, Chicago, Illinois, on Tuesday, May 8, 2001, at 10:00 A.M. Central Daylight Time. At the Meeting, we will consider and take action on the following matters:

     (1) Election of three (3) directors to the Company's Board of Directors for terms expiring in 2004;

     (2) Approval of the Company's 1992 Stock Option and Stock Award Plan, as amended and restated ("Plan"); and

     (3) Any other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors recommends that you vote for each of the nominees for the Board of Directors and that you vote to approve the Plan.

     Only stockholders of record at the close of business on March 16, 2001 will be entitled to vote at the Meeting or any adjournment or postponement thereof.

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Ellen Kelleher
                                          Ellen Kelleher
                                          Secretary

                      MANUFACTURED HOME COMMUNITIES, INC.
                      TWO NORTH RIVERSIDE PLAZA, SUITE 800
                               CHICAGO, IL 60606

                               ------------------

                                PROXY STATEMENT

                               ------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Manufactured Home Communities, Inc., a Maryland corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held on Tuesday, May 8, 2001, and any adjournment or postponement thereof, the cost of which is anticipated to be nominal and will be paid by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telegraph, telephone, telecopy and personal interviews. Brokers and other nominees who held of record stock of the Company on March 16, 2001 (the "Record Date"), the record date for determining stockholders entitled to notice of and to vote at the Meeting, will be asked to contact the beneficial owners of the shares which they hold.

     This Proxy Statement and accompanying proxy are being mailed to stockholders commencing on or about March 30, 2001. The proxy, if properly executed and returned, will be voted according to your instructions, but it may be revoked at any time before it is exercised by giving notice of revocation in writing to the Secretary of the Company, by voting in person at the Meeting or by a subsequently dated proxy submitted to the Secretary of the Company. The mere presence at the Meeting of a stockholder who appointed a representative shall not itself revoke the appointment. Shares held in street name may be voted in person only if the stockholder obtains a signed proxy from the record holder giving the stockholder the right to vote.

                               2000 ANNUAL REPORT

     Stockholders are concurrently being furnished a copy of the Company's 2000 Annual Report, which contains its audited financial statements as of December 31, 2000. Additional copies of the Annual Report and of the Company's Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the Securities and Exchange Commission (the "SEC") may be obtained by contacting Cynthia McHugh, Senior Vice President -- Investor Relations of the Company, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, 312-928-1905; copies will be furnished promptly at no additional expense.

VOTING

     Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Meeting. On the Record Date, 21,175,097 shares of the Company's common stock, par value $.01 per share ("Common Stock"), were outstanding. Each share of Common Stock outstanding on the Record Date entitles the holder thereof to one vote upon each matter to be voted upon at the Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting (including shares represented by proxies that reflect abstentions) shall constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The affirmative vote of a plurality of all votes cast at the Meeting, if a quorum is present, is sufficient to elect each nominated director to the Board. A majority of the votes cast at the Meeting, if a quorum is present, is sufficient to approve the

Plan, as described below. An abstention as to any particular matter when passage requires the vote of a majority of the votes entitled to be cast at the Meeting, however, does not constitute a vote "for" or "against" and will be disregarded in calculating the votes cast as to such matter. "Broker non-votes" (i.e., where a broker or nominee submits a proxy specifically indicating the lack of discretionary authority to vote on a matter) will be treated in the same manner as abstentions.

     If there is not a quorum at the Meeting, the stockholders entitled to vote at the Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Meeting until such time as there is a quorum. The Meeting may be reconvened without notice to stockholders, other than an announcement at the prior adjournment of the Meeting, within 120 days after the Record Date, and a quorum must be present at such reconvened meeting.

     If a proxy in the form enclosed is duly executed, dated and returned, and it has not been revoked in accordance with the instructions set forth therein, the shares of Common Stock represented thereby will be voted by Samuel Zell and Howard Walker, the Board's proxy agents for the Meeting, in accordance with the specifications made thereon by the stockholder. If no such specifications are made, such proxy will be voted (i) for the election of the three nominees for director to the Board for terms expiring in 2004, (ii) for the approval of the Plan and (iii) at the discretion of Mr. Zell and Mr. Walker, with respect to such other business as may properly come before the Meeting or any adjournment or postponement thereof.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The Board consists of ten members. The Company's charter provides that the Company's directors shall be divided into three classes as nearly equal in number as possible, with each class having a term of three years. The Board has nominated Louis H. Masotti, Ph.D., Sheli Z. Rosenberg and Gary L. Waterman for election to serve as directors of the Company until the 2004 Meeting and until their successors are duly elected and qualified. Biographical information for each of the nominees is set forth under the caption "Management."

     Each nominee has consented to be named in this Proxy Statement and to serve if elected. All nominees are currently directors. In the event that any nominee should become unable to serve as a director (which is not anticipated), the persons designated as representatives will cast votes for the remaining nominees and for such other person or persons as the Board may recommend.

     THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED ABOVE. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD SUCH VOTE OR TO THE CONTRARY ARE GIVEN.

                                 PROPOSAL NO. 2
              APPROVAL OF 1992 STOCK OPTION AND STOCK AWARD PLAN,
                            AS AMENDED AND RESTATED

     The Board has adopted the Company's 1992 Stock Option and Stock Award Plan, as amended and restated effective March 23, 2001 (the "Plan"), and recommends that the stockholders approve the Plan. A copy of the Plan is set forth in Appendix A attached to this Proxy Statement.

     The Plan was originally adopted by the Company effective December 18, 1992 and was last amended and restated effective November 8, 1999. The authority of the Company to make grants under the Plan was to terminate, effective December 18, 2002. As of the Record Date, the Company had 373,603 shares of Common Stock available for future grant under the Plan, and there were outstanding but unexercised options that had been granted under the Plan covering 2,086,117 shares of Common Stock, and 331,625 outstanding but unvested shares of restricted Common Stock that had been granted under the Plan (with an average remaining vesting period of 2.9 years). The amendment and restatement adopted by the Board made two substantive changes: (1) extension of the authority to make grants to March 23, 2011, and (2) addition of 2,000,000 shares to the number of shares of Common Stock available under the Plan. The amendment and restatement also made other nonsubstantive changes.

     Pursuant to the Plan, officers, directors, employees and consultants of the Company are offered the opportunity: (i) to acquire shares of Common Stock through the exercise of incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") granted under the Plan; and (ii) to be awarded shares of Common Stock, subject to conditions and restrictions determined by the Compensation Committee of the Board (the "Compensation Committee"). No more than 250,000 shares may be subject to grants to any one individual in any calendar year. There are approximately 1,000 persons who are currently eligible to receive grants under the Plan, consisting of officers, directors, employees and a limited number of consultants. It is not possible at this time to estimate the number of additional persons who may become eligible to receive grants under the Plan.

     Grants under the Plan are made by the Compensation Committee, which determines the individuals eligible to receive awards, the types of awards, and the terms, conditions and restrictions applicable to any award. In addition, the terms of two specific types of awards are contemplated under the Plan:

     - The first type of award is a grant of stock options or shares of Common Stock made to each member of the Board at the meeting held immediately after each annual meeting of the Company's stockholders. Generally, if the director elects to receive options, the grant will cover 10,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. If the director elects to receive shares of Common Stock, he or she will receive an award of 2,000 shares. Pro rata awards are made to new directors who join the Board between annual meetings. Exercisability or vesting with respect to either type of award will be with respect to one-third of the award after six months, two-thirds of the award after one year, and the full award after two years.

     - The second type of award is a grant of Common Stock in lieu of 50% of the MBO bonus (as hereinafter defined) otherwise payable to individuals with a title of Vice President or above. As described on pages 9 and 10, a recipient can request that the Compensation Committee pay a greater or lesser portion of the bonus in shares of Common Stock.

     Although the specific terms of awards are determined by the Compensation Committee at the time of grant, the Plan provides for the acceleration of exercisability (in the case of an option) or the expiration of all risks of forfeiture (in the case of a stock award) if a "change in control" of the Company occurs. In addition, accelerated exercisability or vesting (as applicable) will occur if a grantee's employment terminates because of disability, retirement, layoff or similar workforce reduction, or the death of the grantee. In the case of a member of the Board, full exercisability or vesting will also occur if he or she fails to be reelected to the Board.

     The Plan may be amended by the Board without further stockholder approval, except to the extent stockholder approval is required by law.

     Options granted under the Plan will constitute "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). A grant of shares of Common Stock may also constitute "performance-based compensation" depending on whether the Compensation Committee makes the grant subject to one or more of the following performance-related goals: total stockholder return; growth in funds from operations (as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), from time to time), revenues, net income, stock price and/or earnings per share; dividend growth; return on assets, net assets and/or capital; return on stockholders' equity; debt/equity ratio; working capital; the Company's financial performance versus its peers; economic value added; acquisitions; expense reductions; and adherence to strategic plan. The Compensation Committee may select among the goals specified from award to award, and the Compensation Committee need not select the same, or any, goals for each grantee.

     The future benefits receivable by grantees under the Plan cannot be determined at this time. On the Record Date, the Common Stock closed at $27.05 per share.

FEDERAL INCOME TAX CONSEQUENCES

     The Federal income tax consequences to the Company and the grantee upon the grant and exercise of stock options are substantially as follows:

     A grantee will not recognize any taxable income at the time an NQSO is granted. Upon the exercise of the NQSO, the grantee will recognize ordinary income equal to the excess of the fair market value of the shares received on the exercise over the exercise price.

     The Company is not entitled to a tax deduction at the time an NQSO is granted; however, the Company is entitled to a deduction equal to the grantee's taxable income at the time the grantee recognizes the income. The Company will withhold from the grantee taxes due, as the Company determines is required.

     A grantee will not recognize income at the time an ISO is granted and generally will not recognize income when the ISO is exercised. The excess of the fair market value of the shares received on the date of exercise over the exercise price is an item of tax preference for purposes of computing the alternative minimum tax. If the shares received upon the exercise of an ISO are disposed of in a "disqualifying disposition" (i.e., disposition of shares within one year after exercise of the ISO or within two years after the date of grant), the grantee has income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess of the amount realized on the disposition over the exercise price. If clause (i) applies, the balance realized on the disposition will be a long-term or short-term capital gain. If the grantee sells the shares in a disposition which is not a disqualifying disposition, the grantee will realize capital gain on the sale equal to the excess of the amount realized on the sale over the exercise price.

     The Company is not entitled to a tax deduction as a result of the grant or exercise of an ISO. If the grantee makes a disqualifying disposition of shares, the Company is entitled to a deduction equal to the amount of the grantee's ordinary income.

     A grantee who receives restricted stock may make an election under Section 83(b) of the Code (a "Section 83(b) Election") to have the grant taxed as compensation income at the time of receipt, with the result that any future appreciation (or depreciation) in the value of the shares of stock granted shall be taxed as a capital gain (or loss) upon a subsequent sale of the shares. However, if the grantee does not make a Section 83(b) Election, then the grant will be taxed as ordinary compensation income at the full fair market value (less any amount paid therefor by the grantee) on the date that the restrictions imposed on the shares expire. Unless a grantee makes a Section 83(b) Election, any dividends paid on the stock subject to the restrictions are compensation income to the grantee.

     The Company is generally entitled to an income tax deduction for any compensation income taxed to the grantee on restricted stock, including dividends paid on the stock, subject to the limitations of Section 162(m) of the Code.

     THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PLAN AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE PLAN UNLESS INSTRUCTIONS TO WITHHOLD SUCH VOTE OR TO THE CONTRARY ARE GIVEN.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers and directors of the Company as of the Record Date:

            NAME                AGE                               POSITION
            ----                ---                               --------
Samuel Zell.................    59       Chairman of the Board (term expires in 2002)
Howard Walker...............    61       Chief Executive Officer and Director (term expires in 2003)
Thomas P. Heneghan..........    37       President and Chief Operating Officer
Ellen Kelleher..............    40       Executive Vice President, General Counsel and Secretary
John M. Zoeller.............    40       Vice President, Chief Financial Officer and Treasurer
Donald S. Chisholm..........    66       Director (term expires in 2003)
Thomas E. Dobrowski.........    57       Director (term expires in 2003)
David A. Helfand............    36       Director (term expires in 2002)
Louis H. Masotti, Ph.D. ....    66       Director (term expires in 2001)
John F. Podjasek Jr. .......    59       Director (term expires in 2003)
Sheli Z. Rosenberg..........    59       Director (term expires in 2001)
Michael A. Torres...........    40       Director (term expires in 2002)
Gary L. Waterman............    59       Director (term expires in 2001)

     The following is a biographical summary of the experience of the executive officers and directors of the Company. For information concerning membership on committees of the Board, see "Committees of the Board; Meetings" below.

     SAMUEL ZELL has been Chairman of the Board of the Company since March 31, 1995 and was Chief Executive Officer of the Company from March 31, 1995 to August 1996. Mr. Zell was Co-Chairman of the Board of the Company from its formation until March 31, 1995. Mr. Zell was a director of Mobile Home Communities, Inc. ("MH Inc."), the former manager of the Company's manufactured home communities, from 1983 until its dissolution in 1993. Mr. Zell has been chairman of Equity Group Investments, L.L.C. ("EGI"), an investment company, since 1999, and was chairman of the board of Equity Group Investments, Inc. ("EGI, Inc.") for more than five years prior to 2000. Mr. Zell is also chairman of the board of American Classic Voyages Co. ("American Classic"), a provider of overnight cruises in the United States, and has served as a member of its compensation committee since July 1999; Anixter International Inc. ("Anixter"), a distributor of electrical and cable products; Capital Trust, Inc. ("Capital Trust"), a specialized finance company; Chart House Enterprises, Inc., an owner and operator of restaurants; and Danielson Holding Corporation, an insurance holding company. Mr. Zell is chairman of the board of trustees of Equity Office Properties Trust ("Equity Office"), an equity real estate investment trust ("REIT") primarily focused on office buildings; and Equity Residential Properties Trust ("Equity Residential"), an equity REIT primarily focused on multifamily residential properties.

     HOWARD WALKER has been a director of the Company since November 4, 1997 and Chief Executive Officer of the Company since December 31, 1997. He was President of the Company from September 5, 1997 to May 9, 2000, and President of Realty Systems, Inc., an affiliate of the Company ("RSI, Inc."), from March 30, 1995 to April 10, 2000. Mr. Walker is also a member of the Company's management committee (the "Management Committee"), which was created in 1995 and is comprised of the Company's senior executive officers. Mr. Walker was a Vice President of the Company from January 16, 1995 to March 30, 1995.

     THOMAS P. HENEGHAN has been President and Chief Operating Officer of the Company since May 9, 2000. Mr. Heneghan is also a member of the Management Committee. Mr. Heneghan was Executive Vice President, Chief Financial Officer and Treasurer of the Company from April 1997 to

May 9, 2000 and Vice President, Chief Financial Officer and Treasurer of the Company from February 1995 to March 1997.

     ELLEN KELLEHER has been Executive Vice President and General Counsel of the Company since March 1997, and has been Secretary of the Company since May 9, 2000. Ms. Kelleher is also a member of the Management Committee. Ms. Kelleher was Senior Vice President, General Counsel and Assistant Secretary of the Company from March 1994 to March 1997.

     JOHN M. ZOELLER has been Vice President, Chief Financial Officer and Treasurer of the Company since May 9, 2000. Mr. Zoeller is also a member of the Management Committee. From January 1999 to May 9, 2000, Mr. Zoeller was a vice president of EGI. From January 1997 to December 1998, Mr. Zoeller was a vice president of EGI, Inc. Mr. Zoeller was a member of the accounting firm of Greenberg & Pociask, Ltd. from January 1994 to December 1996 and a vice president of Capsure Holdings Corp. from January 1993 to September 1997.

     DONALD S. CHISHOLM has been a director of the Company since March 1993. Mr. Chisholm is president of Vernon Development Co., the developer of a 650-acre golf course community, and of Ann Arbor Associates Inc., a real estate development and management company, both for more than six years.

     THOMAS E. DOBROWSKI has been a director of the Company since March 1993. Mr. Dobrowski has been the managing director of real estate and alternative investments of General Motors Investment Management Corporation ("GMIMCo.") since December 1994. Mr. Dobrowski is a director of Capital Trust. Mr. Dobrowski is also a trustee of Equity Office.

     DAVID A. HELFAND has been a director of the Company since May 1995. Since July 1998, Mr. Helfand has been executive vice president of Equity Office. Mr. Helfand was President of the Company from January 1995 to September 1997, and was Chief Executive Officer of the Company from August 1996 to December 31, 1997. Mr. Helfand was Chief Financial Officer of the Company from December 1992 to February 1995 and Senior Vice President of the Company from March 1994 to January 1995. Mr. Helfand was Vice President of the Company from December 1992 to March 1994. Mr. Helfand was a managing director of Equity International Properties, a division of EGI, from December 31, 1997 to July 1998.

     LOUIS H. MASOTTI, PH.D., has been a director of the Company since March 1993. Dr. Masotti is president of Louis H. Masotti, Ltd., a management, real estate and urban development consultancy. Dr. Masotti was professor of management and urban development and director of the program in real estate management for the Graduate School of Management of the University of California at Irvine from 1992 to 1998. Dr. Masotti is a professor emeritus of Northwestern University's Kellogg Graduate School of Management.

     JOHN F. PODJASEK, JR. has been a director of the Company since May 1994. Mr. Podjasek is the Managing Director of the private equity group at WestLB Asset Management (USA) LLC since September 2000. Mr. Podjasek was the Managing Director and co-head of the Private Markets Group of Forstmann -- Leff International, Inc. from July 1997 to September 2000. Mr. Podjasek was retired from November 1995 to July 1997. Previously, Mr. Podjasek was employed by Allstate Insurance Company from 1966 to November 1995, most recently serving as vice president of venture capital and real estate.

     SHELI Z. ROSENBERG has been a director of the Company since August 1996. Since January 2000, Mrs. Rosenberg has been Vice Chairman of EGI. Mrs. Rosenberg was chief executive officer and president of EGI, Inc. from January 1999 to December 1999. Mrs. Rosenberg was chief executive officer and president of EGI from November 1994 to December 1998. She was a principal of the law firm of Rosenberg & Liebentritt from 1980 to September 1997. Mrs. Rosenberg is a director of CVS Corporation, an owner and operator of drug stores; Anixter; Capital Trust; Dynergy Inc., a supplier of electricity and natural gas; and Cendant Corporation, a travel related, real estate related and direct marketing consumer and business services company. Mrs. Rosenberg is a trustee of Equity Office and Equity Residential.

     MICHAEL A. TORRES has been a director of the Company since March 1993. Mr. Torres has been president and a principal of Lend Lease Rosen Real Estate Securities LLC, an investment management firm, since February 1995. Mr. Torres is a trustee of Lend Lease Funds, a family of mutual funds.

     GARY L. WATERMAN has been a director of the Company since March 1993. Since 1989, Mr. Waterman has been president of Waterman Limited, a real estate services and investment company that he founded.

COMMITTEES OF THE BOARD; MEETINGS

     Meetings: During the year ended December 31, 2000, the Board held four (4) meetings and took three (3) actions by unanimous written consent. Each of the present directors attended 75% or more of the total number of the meetings of the Board and of its committees on which they served.

     Executive Committee: The Executive Committee of the Board is composed of Messrs. Zell, Walker and Chisholm. The Executive Committee has the authority, within certain parameters set by the Board, to acquire, dispose of and finance investments for the Company (including the issuance of additional limited partnership interests of MHC Operating Limited Partnership ("OP Units")) and execute contracts and agreements, including those related to the borrowing of money by the Company, and generally exercise all other powers of the Board except as prohibited by law. During the year ended December 31, 2000, the Executive Committee did not hold any meetings.

     Compensation Committee: The Compensation Committee of the Board is composed of Messrs. Chisholm, Masotti and Waterman and Mrs. Rosenberg. The Compensation Committee determines compensation for the Company's executive officers and exercises all powers of the Board in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has the authority to grant stock options, stock appreciation rights and restricted stock awards in accordance with the Plan to the management of the Company and its subsidiaries, other employees and consultants. During the year ended December 31, 2000, the Compensation Committee held four (4) meetings.

     Audit Committee: The Audit Committee of the Board is composed of Messrs. Dobrowski and Torres and Mrs. Rosenberg. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the Company's independent public accountants, reviews the independence of the Company's independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Each of the Audit Committee members is an "independent" director within the meaning of "independent" set forth in the New York Stock Exchange ("NYSE") listing standards. The Board adopted a written charter for the Audit Committee on August 25, 2000, a copy of which is attached to this Proxy Statement as Appendix B. During the year ended December 31, 2000, the Audit Committee held four (4) meetings.

                             EXECUTIVE COMPENSATION

     The following tables show information with respect to the annual compensation (including option grants) for services rendered to the Company for the fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998 by the Company's Chief Executive Officer and those persons who were, at December 31, 2000, the next four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                                           AWARDS
                                                                  -------------------------
                                                                   RESTRICTED    SECURITIES
                                    ANNUAL COMPENSATION              COMMON      UNDERLYING    ALL OTHER
           NAME AND             ---------------------------       STOCK AWARDS    OPTIONS     COMPENSATION
     PRINCIPAL OCCUPATION       YEAR   SALARY($)   BONUS($)          ($)(1)      GRANTED(#)      ($)(2)
     --------------------       ----   ---------   --------       ------------   ----------   ------------
Howard Walker.................  2000    262,650    175,000           554,625            0        10,200
  Chief Executive Officer       1999    255,000    175,000           644,563            0         8,000
  and Member of                 1998    240,000     75,000         1,049,978       10,000         9,600
  Management Committee
Thomas P. Heneghan............  2000    251,320    298,964(3)(4)     493,000            0        10,200
  President, Chief Operating    1999    244,000    190,646(3)        473,750            0         8,000
  Officer and Member            1998    230,000     75,000           928,103            0         9,600
  of Management Committee
Ellen Kelleher................  2000    234,840    275,000(4)        431,375            0        10,174
  Executive Vice President,     1999    228,000    175,000           473,750            0         8,000
  General Counsel,              1998    215,000     75,000           684,353            0         9,600
  Secretary and Member of
  Management Committee
John M. Zoeller...............  2000    147,227    198,964(3)        431,375            0         8,819
  Vice President, Chief
  Financial Officer, Treasurer
  and Member of Management
  Committee(5)
Gary W. Powell................  2000    234,840    175,000                 0            0        10,200
  Executive Vice President --   1999    228,000    175,000                 0            0         8,000
  Operations(6)                 1998    215,000     75,000           684,353            0         9,600

---------------
(1) The total number of shares of Restricted Common Stock held by each named executive officer as of the end of fiscal year 2000, based on the value of such shares at December 29, 2000, the last trading date of the year, was as follows:

                                 NUMBER OF SHARES    VALUE AT 12/31/00
                                 ----------------    -----------------
Howard Walker................         58,376            $1,692,904
Thomas P. Heneghan...........         49,000            $1,421,000
Ellen Kelleher...............         37,875            $1,098,375
Gary W. Powell...............         25,000            $  725,000
John M. Zoeller..............          7,875            $  228,375

     The number of shares of Restricted Common Stock granted to executive officers in 2000, excluding shares awarded as part of the 2000 MBO bonus, was as follows:

Howard Walker...............................         20,250
Thomas P. Heneghan..........................         18,000
Ellen Kelleher..............................         15,750
John M. Zoeller.............................         15,750
Gary W. Powell..............................              0

     The shares of Restricted Common Stock granted in 2000 to Messrs. Walker, Heneghan and Zoeller and to Ms. Kelleher were made in two separate grants, one on November 14, 2000 and the second on December 29, 2000. 50% of such award of Restricted Common Stock vested December 29, 2000; 25% will vest December 29, 2001; and 25% will vest December 29, 2002.

     The number of shares of Restricted Common Stock which were granted on December 1, 1999 and vested 50% on December 1, 1999, 25% on December 1, 2000 and will vest 25% on December 1, 2001 is as follows:

Howard Walker...............................         25,000
Thomas P. Heneghan..........................         20,000
Ellen Kelleher..............................         20,000
Gary W. Powell..............................              0

     Mr. Walker is a member of the Board. As a member of the Board, Mr. Walker received an award of 2,000 shares of Restricted Common Stock on May 11, 1999 and an award of 2,000 shares of Restricted Common Stock on May 9, 2000. Each such award is subject to a vesting schedule, with one-third of the award vesting six months from the date of the award; one-third vesting one year from the date of the award; and the remainder vesting two years from the date of the award.

     The total number of shares of Restricted Common Stock which were granted on November 24, 1998 and will vest 60% on December 31, 2001, 20% on December 31, 2002 and 20% on December 31, 2003, if certain performance benchmarks are achieved, is as follows:

Howard Walker...............................         40,000
Thomas P. Heneghan..........................         35,000
Ellen Kelleher..............................         25,000
Gary W. Powell..............................         25,000

     The number of shares of Restricted Common Stock awarded in 1998, which vested in their entirety on December 11, 2000, was as follows:

Howard Walker...............................          3,076
Thomas P. Heneghan..........................          3,076
Ellen Kelleher..............................          3,076
Gary W. Powell..............................          3,076

     All holders of Restricted Common Stock receive any dividends paid on such shares.
---------------
(2) For 2000, includes employer matching contributions and/or profit sharing contributions to the MHC Advantage Retirement Plan or affiliated company's 401(k) plan based on the maximum available profit sharing contribution, although the Board has not yet determined if any profit sharing award will be made.

(3) Under the Plan, an officer who receives a management-by-objective ("MBO") bonus may request, subject to approval by the Compensation Committee, to receive any portion of the bonus in the form of a stock award. To the extent that an individual requests that up to 50% of his or her MBO bonus be paid as a stock award, the stock award is calculated using the fair market value of a share of Common Stock as of the date the bonus is paid. If more than 50% of the MBO bonus is to be paid as a stock award, the additional stock award is calculated using the most recent selling price for a share of Common Stock under the Company's Non-Qualified Employee Stock Purchase Plan ("ESPP") or the price that would be used under the ESPP for the offering period then in progress if the period ended the day the MBO bonus was paid, which is less than the fair market value of a share of Common Stock on the day the MBO bonus is paid. Bonus amounts reflected for Messrs. Heneghan and Zoeller include the discount on shares with respect to elections they made to receive more than 50% of the MBO bonus as a stock award.

(4) Mr. Heneghan and Ms. Kelleher were each awarded $100,000 cash bonuses in May 2000 for their efforts in achieving a successful closing of the acquisition of over 30 properties from partnerships controlled by Ellenburg Capital Corporation.

(5) Mr. Zoeller became an executive officer of the Company in May 2000.

(6) Mr. Powell ceased to be an executive officer of the Company in January 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

     There were no option grants to any of the executive officers named in the Summary Compensation table above in fiscal year 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                               VALUE OF
                                                                              NUMBER OF       UNEXERCISED
                                                                             UNEXERCISED     IN-THE-MONEY
                                               SHARES                        OPTIONS AT       OPTIONS AT
                                             ACQUIRED ON       VALUE         FY-END (#)      FY-END($)(1)
                                              EXERCISE        REALIZED      EXERCISABLE/     EXERCISABLE/
                  NAME                           (#)            ($)         UNEXERCISABLE    UNEXERCISABLE
                  ----                       -----------      --------      -------------    -------------
Howard Walker............................           0               0           25,000/0         221,250/0
Thomas P. Heneghan.......................           0               0           33,000/0         395,250/0
Ellen Kelleher...........................           0               0           21,000/0         181,875/0
Gary W. Powell...........................       7,500          84,613           27,500/0         278,438/0
John M. Zoeller..........................           0               0        2,999/1,001      23,349/5,088

---------------
(1) Calculated by determining the difference between (a) $29.00, the per share value of the Company's Common Stock at the end of fiscal year 2000, based on the value of such shares on December 29, 2000, the last trading day of the year, and (b) the exercise price of in-the-money options.

                           COMPENSATION OF DIRECTORS

     The Company paid each of its non-employee directors an annual fee of $30,000 in 2000. In addition, directors who serve on the Audit Committee, Executive Committee or Compensation Committee receive an additional $1,000 per annum for each committee on which they serve. Committee chairs receive an additional $500 per annum. Directors who are employees of the Company are not paid any directors' fees or committee fees. The Company reimburses the directors for travel expenses incurred in connection with their activities on behalf of the Company. Additionally, on the date of the first Board meeting after each Annual Meeting of Stockholders, each director then in office will receive at the director's option either an annual grant of options to purchase 10,000 shares of Common Stock at the then-current market price or an annual grant of 2,000 shares of Restricted Common Stock.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     The Compensation Committee members for 2000 were Messrs. Chisholm, Masotti and Waterman and Mrs. Rosenberg.

     No Compensation Committee interlocking relationships existed in 2000.

     For a description of certain transactions with Board members or their affiliates, see "Certain Relationships and Related Transactions."

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee determines the compensation of the Company's executive officers, including those named in the Summary Compensation Table, and guides the Company's overall philosophy towards compensation of its employees. The Compensation Committee believes that the compensation of the Company's Chief Executive Officer and all of the Company's executive officers should be both competitive and based on individual and Company performance.

     The Company's compensation policy takes into account a review of local and national peer group salary surveys focusing primarily on the SNL Executive Compensation Review 2000 for REITs ("SNL Survey"). The SNL Survey contains detailed compensation and performance data on publicly traded REITs. The Compensation Committee believes the SNL Survey provides comparable salary data for the Company. The Compensation Committee believes that its compensation levels compare favorably to its peer groups described in the surveys and targets median to high compensation levels for its executive officers. This is not the same peer group that is used in the Performance Graph on page 15.

     During the fiscal year ended December 31, 2000, there were three major components of executive compensation: base salary, bonuses and Restricted Common Stock. This salary structure is designed to attract and retain highly qualified executives. This is accomplished by providing competitive base salaries and meaningful incentives, both short-term and long-term, intended to reward performance and retain experienced management. Benchmarks for determining base salary and bonus levels include targeted funds from operations ("FFO") levels, strength of the balance sheet and creation of stockholder value. Each performance measure carries equal weight.

     The Company's executive salary structure is reviewed annually by the Compensation Committee using the SNL Survey for guidance. In addition, the entire Company's salary structure is reviewed annually. Where salary information is unavailable for a particular position, other positions having similar responsibilities either within the Company or in companies of comparable size are used. Salary increases are based both upon each officer's (including the Chief Executive Officer's) performance and contribution to the Company's performance. Also, the Compensation Committee has deliberately kept base salaries at levels which may compare less favorably with comparable positions in other companies. This allows the Compensation Committee to reward executive officers' performance through bonuses and long-term incentives such as Restricted Common Stock.

     Further short-term and mid-term incentives for executive officers are accomplished through the Company's MBO bonus plan. The MBO bonus plan involves the Company and the executive officer jointly setting goals for such executive officer at the beginning of each year.

     In determining the amount of the MBO bonuses for 2000, the following criteria were taken into account: achieving targeted FFO levels; identifying and consummating acquisitions; and the strength of the balance sheet. In 2000, the Company exceeded targeted FFO levels through reduction of certain expenses and increases in revenue achieved through increases in rental rates and increases in occupancy at the Company's communities. During 2000, the Company maintained its balance sheet at an appropriate debt-to-equity level. In determining the total MBO bonus for each executive officer, the

Compensation Committee also considered the amount of other awards and benefits which were included in total compensation of such executive officer.

     MBO bonuses, if paid, are paid to the executive officers of the Company 50% in cash and 50% in a stock award calculated using the fair market value of a share of Common Stock on the date the bonus is paid. The officer may request, subject to the Compensation Committee's approval, to receive more or less of the bonus in the form of a stock award. To the extent that the officer requests that more of the MBO bonus be paid as a stock award, the stock award is calculated using the most recent selling price for a share of Common Stock under the ESPP or the price that would be used under the ESPP for the offering period then in progress if the period ended the day the MBO bonus was paid.

     To provide long-term incentives for executive officers and as a means to retain qualified executive officers, the Company has created performance and tenure-based Restricted Stock Award Programs.

     In 1997, a five-year incentive program tied to increases in stockholder value was implemented (the "1997 Program"). Shares are awarded under the 1997 Program only if annual performance benchmarks (based upon increases in share price plus distributions to stockholders) are achieved. Shares that are awarded are then subject to a vesting schedule (50% immediately and 25%, respectively, on the next two anniversaries of the award). Executive officers received awards under the 1997 Program in 1997 and 2000. In 2000, executive officers received the awards set forth in footnote 1 to the Summary Compensation Table herein.

     In 1998, the Company implemented a new incentive program tied to achieving targeted levels of FFO per share through the year 2003 (the "1998 Program"). On November 24, 1998, awards of Restricted Common Stock were granted to executive officers and other members of senior management under the 1998 Program. In 1999 and early 2001, awards were made under the 1998 Program to certain additional members of senior management (excluding executive officers who had received awards in 1998). Effective January 1, 2001, Mr. Zoeller was awarded 25,000 shares under the 1998 Program. Any restricted stock awarded under the 1998 Program will vest over a five-year period, with lapsing of restrictions tied to achieving targeted levels of FFO per share. No vesting has occurred on any awards under the 1998 Program as of December 31, 2000.

     In making the award to Mr. Zoeller, the Compensation Committee recognized him as a material part of the Company's executive management. The Compensation Committee determined that it was in the Company's best interests to incentivize Mr. Zoeller and align his long-term interests with those of the Company.

     In December 1999, in light of the highly competitive labor market, the Compensation Committee determined that further stock awards were necessary in order to retain executive management. The Compensation Committee believed it was important to recognize certain members of senior management with the granting of stock awards. Three executive officers, Messrs. Walker and Heneghan and Ms. Kelleher, were granted stock awards in 1999 of 25,000, 20,000 and 20,000 shares, respectively. These awards vested 50% immediately and are subject to additional vesting of 25% each over the next two years. As of December 31, 2000, 75% of the shares awarded to each executive officer had vested.

     The vesting of Restricted Stock awards is subject to acceleration in the case of death, disability and involuntary termination not for cause or change of control of the Company. The Compensation Committee recognizes that the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the Company's Common Stock.

     To encourage Mr. Walker to remain employed by the Company, the Company has entered into a deferred compensation agreement with Mr. Walker. The agreement, entered into in December 2000, provides Mr. Walker with a salary benefit commencing May 17, 2004. Pursuant to the agreement, commencing on such date Mr. Walker will receive an annual deferred compensation payment in the amount of $200,000 for a ten year period. The Company has purchased an annuity for approximately $1,200,000 in order to fund its future obligations under the agreement. The annuity is held by a trust for the benefit of Mr. Walker and is subject to the claims of the creditors of the Company.

     At the end of 2000, the Compensation Committee granted options to purchase Common Stock to many of the Company's employees. The executive officers of the Company were not granted options.

     The Compensation Committee believes that the compensation program properly rewards the Company's officers for achieving improvements in the Company's performance and serving the interests of its stockholders.

     The Company may or may not structure compensation arrangements to satisfy the requirements for performance-based compensation under Section 162(m) of the Code.

                            Respectfully submitted,
                               Donald S. Chisholm
                            Louis H. Masotti, Ph.D.
                               Sheli Z. Rosenberg
                                Gary L. Waterman

                             AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company's Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent accountants, the independent accountants' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services provided to the Company by the independent accountants with the accountants' independence.

     The Audit Committee discussed with the Company's independent accountants the overall scope and plans for their audit. The Audit Committee meets with the independent accountants, with and without management present, to discuss the results of their examinations, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the SEC.

                            Respectfully submitted,
                              Thomas E. Dobrowski
                               Sheli Z. Rosenberg
                               Michael A. Torres

AUDIT FEES

     The aggregate fees billed (or expected to be billed) for professional services rendered by the independent accountants for the audit of the Company's financial statements for fiscal year 2000 and the reviews by the independent accountants of the financial statements included in the Company's Forms 10-Q for fiscal year 2000 were $122,500.

ALL OTHER FEES

     There were no fees billed for professional services rendered by the independent accountants for any financial systems design and implementation in fiscal year 2000. The aggregate fees billed (or expected to be billed) for services rendered by the independent accountants to the Company and not otherwise described under AUDIT FEES for fiscal year 2000 were $120,100.

     The Audit Committee has determined that the independent accountants' provision of the non-audit services described above is compatible with maintaining the independent accountants' independence.

                               PERFORMANCE GRAPH

     The following performance graph compares total stockholders' return on the Common Stock since December 31, 1995 with the Standard and Poors ("S&P") 500 Stock Index and the index of equity REITs prepared by NAREIT. The Common Stock price performance graph assumes an investment of $100 in the Common Stock on December 31, 1995 and an investment of $100 in the two indexes on December 31, 1995 and further assumes the reinvestment of all dividends. Equity REITs are defined as those REITs which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified REITs listed on the NYSE, the American Stock Exchange or the NASDAQ Stock Market. Common Stock price performance presented for the period from December 31, 1995 through December 31, 2000 is not necessarily indicative of future results.

                              [PERFORMANCE CHART]

-----------------------------------------------------------------------------------------------------------------------
                                          1995         1996         1997         1998         1999         2000
-----------------------------------------------------------------------------------------------------------------------
 MHC                       Return %                     41.44        22.57        -1.69         3.31        27.38
-----------------------------------------------------------------------------------------------------------------------
                           Cum $         $100.00      $141.44      $173.35      $170.42      $176.06      $224.25
-----------------------------------------------------------------------------------------------------------------------
 S&P 500                   Return %                     22.96        33.36        28.58        21.05        -9.10
-----------------------------------------------------------------------------------------------------------------------
                           Cum $         $100.00      $122.96      $163.98      $210.84      $255.22      $231.98
-----------------------------------------------------------------------------------------------------------------------
 NAREIT-Equity             Return %                     35.27        20.26       -17.50        -4.62        26.37
-----------------------------------------------------------------------------------------------------------------------
                           Cum $         $100.00      $135.27      $162.68      $134.21      $128.01      $161.76
-----------------------------------------------------------------------------------------------------------------------

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of the Record Date (except as noted), with respect to each person who is known by the Company's management to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                              AMOUNT AND NATURE OF
                 NAME AND BUSINESS ADDRESS                         BENEFICIAL         PERCENT OF
                    OF BENEFICIAL OWNER                           OWNERSHIP(1)          CLASS
                 -------------------------                    --------------------    ----------
Samuel Zell and entities controlled by
  Samuel Zell and Ann Lurie and entities
  controlled by Ann Lurie(2)(3).............................       3,240,359            15.3%
  Two North Riverside Plaza
  Chicago, Illinois 60606
General Motors Hourly--Rate Employes
  Pension Trust and General Motors Salaried
  Employes Pension Trust(4).................................       2,271,198            10.7%
  c/o General Motors Investment
  Management Corporation
  767 Fifth Avenue
  New York, New York 10153
Morgan Stanley Dean Witter & Co.(5).........................       2,193,515            10.4%
  1585 Broadway
  New York, New York 10036
FMR Corp(6).................................................       1,270,500             6.0%
  82 Devonshire Street
  Boston, Massachusetts 02109
European Investors, Inc.(7).................................       1,203,560             5.7%
  667 Madison Avenue
  New York, New York 10021

---------------
(1) The amount of Common Stock beneficially owned is reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. The percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.

(2) Includes Common Stock, OP Units which are exchangeable for Common Stock, and options to purchase Common Stock which are currently exercisable or exercisable within 60 days owned as follows:

                                                              COMMON STOCK      OP UNITS       OPTIONS
                                                              ------------      --------       -------
      ENTITIES CONTROLLED BY SAMUEL ZELL:
      Samuel Zell.........................................        3,186                --      359,999
      Samuel Zell Revocable Trust.........................       18,578                --           --
      Samstock/SZRT, L.L.C................................      294,133            13,641           --
      Samstock/ZGPI, L.L.C................................        6,003                --           --
      Samstock, L.L.C.....................................      346,000           601,665           --
      Samstock/ZFT, L.L.C.................................           --           187,278           --
      EGI Holdings, Inc...................................           --           579,873           --
      Rochelle Zell.......................................        4,000
      Donald S. Chisholm Trust............................        7,000                --           --
      ENTITIES CONTROLLED BY ANN LURIE:
      Anda Partnership....................................           --           233,694           --
      LFT Partnership.....................................           --             5,436           --
      EGIL Investments, Inc...............................           --           579,873           --
                                                                -------         ---------      -------
      TOTALS:.............................................      678,900         2,201,460      359,999
                                                                =======         =========      =======

     Mr. Zell disclaims beneficial ownership of 11,000 shares of Common Stock and 819,003 OP Units because the economic benefits with respect to such shares of Common Stock are attributable to other persons. EGIL Investments, Inc. has beneficial ownership of 579,873 OP Units. Under a stockholders' agreement dated December 31, 1999 among certain Zell family trusts and certain Lurie family trusts, (a) the Zell trusts have the power to vote and to dispose of the OP Units beneficially owned by EGI Holdings, Inc. and (b) the Lurie trusts have the power to vote and to dispose of the OP Units beneficially owned by EGIL Investments, Inc.

(3) Includes 1,962,330 OP Units (exchangeable into 1,962,330 shares of Common Stock) and 646,136 shares of Common Stock which are pledged as collateral for loans to five financial institutions. Under the loan agreements, the financial institutions cannot vote (assuming exchange of the OP Units for Common Stock) or exercise ownership rights relating to the pledged OP Units or shares of Common Stock unless there is an event of default.

(4) The shares of Common Stock reported herein are held of record by Mellon Bank, N.A. acting as the trustee (the "Trustee") for the General Motors Hourly-Rate Employes Pension Plan and the General Motors Salaried Employes Pension Plan (collectively, the "GM Trusts"). The GM Trusts are trusts under and for the benefit of certain employee benefit plans of General Motors Corporation ("GM") and its subsidiaries. These shares may be deemed to be owned beneficially by GMIMCo, a wholly owned subsidiary of GM. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries and associated entities. GMIMCo is serving as the GM Trusts' investment manager with respect to these shares and in that capacity it has the sole power to direct the Trustee as to the voting and disposition of these shares. Because of the Trustee's limited role, beneficial ownership of the shares by the Trustee is disclaimed.

(5) Pursuant to a Schedule 13G/A filed with the SEC for calendar year 2000, Morgan Stanley Dean Witter & Co. ("Morgan Stanley") and its wholly-owned subsidiary, Morgan Stanley Dean Witter Investment Management Inc. ("Morgan Stanley, Inc.") are the beneficial owners of 2,193,515 and 2,183,200 shares of Common Stock, respectively, through accounts managed by them on a discretionary basis. Morgan Stanley has shared voting power over 1,831,705 shares and shared dispositive power over 2,193,515 shares. Morgan Stanley, Inc. has shared voting power over 1,821,400 shares and shared dispositive power over 2,183,200 shares.

(6) Pursuant to a Schedule 13G/A filed with the SEC for calendar year 2000, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. ("FMR") and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 ("Investment Act"), is the beneficial owner of 1,270,500 shares of Common Stock as a result of acting as investment advisor to various investment companies under the Investment Act. Pursuant to the Schedule 13G/A filed by FMR, FMR has sole dispositive power over such shares.

(7) Pursuant to a Schedule 13G filed with the SEC for calendar year 2000, European Investors Inc. ("European") and its wholly owned subsidiary, EII Realty Securities Inc. ("EII"), are the beneficial owners of 1,203,560 shares of Common Stock as a result of acting as investment advisor to various investment companies under the Investment Act. European has sole voting power over 191,400 shares, shared voting power over 103,200 shares, sole dispositive power over 217,560 shares and shared dispositive power over 31,200 shares. EII has sole voting power over 851,600 shares, shared voting power over 103,200 shares and sole dispositive power over 954,800 shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of the Record Date, certain information with respect to the Common Stock that may be deemed to be beneficially owned by each director of the Company, by the five executive officers named in the Summary Compensation Table and by all such executive officers and directors as a group. Unless otherwise indicated, the address for all executive officers and directors is c/o Manufactured Home Communities, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table.

                                                       SHARES OF    SHARES UPON                 PERCENT
                                                        COMMON      EXERCISE OF                   OF
             NAME OF BENEFICIAL HOLDER                 STOCK(1)     OPTIONS(2)     TOTAL(1)      CLASS
             -------------------------                 ---------    -----------    --------     -------
Donald S. Chisholm(3)..............................       44,964        40,000        84,964        *
Thomas E. Dobrowski................................           --        76,666        76,666        *
David A. Helfand...................................      142,107       127,000       269,107      1.3%
Thomas P. Heneghan.................................      239,450        33,000       272,450      1.3%
Ellen Kelleher.....................................      206,436        21,000       227,436      1.1%
Louis H. Masotti, Ph.D.............................        8,819        20,000        28,819        *
John F. Podjasek, Jr...............................        7,851        66,666        74,517        *
Gary W. Powell.....................................      292,052        27,500       319,552      1.5%
Sheli Z. Rosenberg(4)..............................       74,391       108,999       183,390        *
Michael A. Torres..................................       11,644        55,000        66,644        *
Howard Walker......................................      223,269        25,000       248,269      1.2%
Gary L. Waterman...................................       11,102        60,000        71,102        *
Samuel Zell(5).....................................    2,641,230       359,999     3,001,229     14.2%
John M. Zoeller....................................       49,909         2,999        52,908        *
All directors and executive officers as a group (14
  persons) including the above-named persons.......    3,953,224     1,023,829     4,977,053     23.5%
                                                       =========     =========     =========     ====

---------------
 *  Less than 1%

(1) The shares of Common Stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. The percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.

(2) The amounts shown in this column reflect shares of Common Stock subject to options granted under the Plan which are currently exercisable or exercisable within 60 days of the date of this table.

(3) Includes 7,000 shares of Common Stock owned by the Donald S. Chisholm Trust (the "Chisholm Trust"), Samuel Zell, Trustee. Under SEC regulations, Mr. Zell may be deemed to be the beneficial owner of all the shares which are beneficially owned by the Chisholm Trust. Mr. Zell disclaims beneficial ownership of the shares owned by the Chisholm Trust.

(4) Includes 11,530 OP Units beneficially owned by Mrs. Rosenberg which are exchangeable into 11,530 shares of Common Stock.

(5) Includes 1,962,330 OP Units which are exchangeable into 1,962,330 shares of Common Stock and 670,686 shares of Common Stock beneficially owned by entities in which Mr. Zell has a pecuniary interest or which he may be deemed to control. See "Security Ownership of Certain Beneficial Owners." Mr. Zell disclaims beneficial ownership of 579,873 OP Units which are exchangeable into 579,873 shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company occupies office space owned by an affiliate of EGI, an entity controlled by Mr. Zell, at Two North Riverside Plaza, Chicago, Illinois 60606. In addition, pursuant to an administrative services agreement, EGI or certain of its affiliates provide the Company and its subsidiaries with certain administrative, office facility and other services with respect to certain aspects of the Company's business, including, but not limited to, administrative support and other services. Amounts incurred for these services totaled approximately $26,000 for the year ended December 31, 2000. There were no significant amounts due to these affiliates at December 31, 2000. Certain related entities, owned by persons affiliated with Mr. Zell, provided investor relations and insurance brokerage services (excluding reimbursements for insurance premiums paid to third parties) and office space to the Company. Amounts incurred for these services totaled approximately $442,000 for the year ended December 31, 2000. The amount due to these affiliates at December 31, 2000 was $32,000.

     The independent members of the Board have reviewed and approved the rates charged by EGI and its affiliates in connection with the lease of the Company's office space. Additionally, the budget for services rendered to the Company and its subsidiaries by EGI and its affiliates is submitted to, reviewed and approved by the Audit Committee.

     The executive officers listed below are indebted to the Company as a result of purchasing Common Stock from the Company. The loans accrue interest, payable quarterly in arrears at the applicable Federal rate, as defined in the Code, in effect at the time the loans were made. The loans are recourse to the respective individuals; are collateralized by a pledge of the shares of Common Stock purchased; and are due and payable upon the first to occur of the employee leaving the Company or March 3, 2003 for the loans bearing interest at 6.77% and January 2, 2005 for the loans bearing interest at 5.91%. All dividends paid on pledged shares in excess of the then marginal tax rate are used to pay interest and principal on the loans:

                                                  LARGEST AGGREGATE       BALANCE AS OF
                    NAME                         AMOUNT OWED IN 2000    DECEMBER 31, 2000    INTEREST RATE
                    ----                         -------------------    -----------------    -------------
Howard Walker................................         $910,071              $891,950             5.91%
Thomas P. Heneghan...........................          860,248               822,970             5.91%
Ellen Kelleher...............................          843,988               797,184             5.91%
Gary W. Powell...............................          713,208               595,779             6.77%
Gary W. Powell...............................          886,052               880,360             5.91%

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)") requires the Company's officers and directors, and persons who own more than 10% of its Common Stock, to file reports of ownership and changes of ownership with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of those forms received by the Company, or written representations from officers and directors that no Forms 5 were required to be filed during the fiscal year ended December 31, 2000, all appropriate Section 16(a) forms were filed in a timely manner.

                            INDEPENDENT ACCOUNTANTS

     Ernst & Young LLP served as the Company's independent accountants for the year ended December 31, 2000. There have been no disagreements between the Company and its independent accountants relating to accounting procedures, financial statement disclosures, or related items. Representatives of Ernst & Young LLP are expected to be available at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Under regulations adopted by the SEC, stockholder proposals intended to be presented at the 2002 Annual Meeting of Stockholders (the "2002 Meeting") must be received by the Secretary of the Company no later than December 3, 2001, in order to be considered for inclusion in the Company's proxy statement and on the proxy card that will be solicited by the Board in connection with the 2002 Meeting.

     In addition, if a stockholder desires to bring business before an annual meeting which is not the subject of a proposal for inclusion in the Company's proxy materials, the stockholder must follow the advance notice procedures outlined in the Company's Bylaws. The Company's Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at a meeting or propose business for consideration at such meeting, notice must generally be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's meeting. The Meeting is scheduled for May 8, 2001. Therefore, if a stockholder desires to present a proposal for the 2002 Meeting without seeking to include the proposal in the Company's proxy materials, the Company must receive notice of the proposal no earlier than February 8, 2002 and no later than March 9, 2002. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                                 OTHER MATTERS

     The Board is not aware of any business which will be presented at the Meeting other than those matters set forth in the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          /s/ Ellen Kelleher
                                          Ellen Kelleher
                                          Secretary

March 30, 2001
Chicago, Illinois

                                   APPENDIX A

                      MANUFACTURED HOME COMMUNITIES, INC.
                     1992 STOCK OPTION AND STOCK AWARD PLAN

                AS AMENDED AND RESTATED EFFECTIVE MARCH 23, 2001

     1. Purpose. The Manufactured Home Communities, Inc. 1992 Stock Option and Stock Award Plan (the "Plan") was established, effective December 18, 1992, by Manufactured Home Communities, Inc., a Maryland corporation (the "Company"), to secure for the Company and its stockholders the benefits arising from capital ownership by those employees, officers, directors and consultants of the Company and its "Subsidiaries" (defined below) who are and will be responsible for its future growth and continued success. The Plan has been amended and restated from time to time and is hereby amended and restated, as set forth herein. The Plan provides a means whereby eligible employees, officers, directors and consultants of the Company and its Subsidiaries may receive: (i) shares of the common stock of the Company ("Shares"), subject to conditions and restrictions described herein and otherwise determined by the "Board" (defined below) ("Stock Awards"); and (ii) options to purchase Shares ("Options"). The term "Subsidiary" means each entity the Company owns or controls, directly or indirectly, either through voting control, economic interest or as a general partner, provided that, for purposes of "Incentive Stock Options" (defined below), such term shall have the meaning given in Section 424 of the Internal Revenue Code of 1986, as amended (the "Code").

     2. Administration. The authority to manage and control the operation and administration of the Plan and interpret the provisions of the Plan shall be vested in a committee (the "Committee") consisting of two (2) or more members of the Board of Directors of the Company (the "Board"), each of whom is a "disinterested person," as such term is defined in Section 240.16b-3(c)(2)(i) of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 (the "Act") (and, in addition, with respect to any grant of Options, or the determination of conditions and restrictions intended to make a Stock Award or Option constitute "performance-based compensation," within the meaning of
Section 162(m)(4)(C) of the Code, each of whom is an "outside director," as such term is defined in Treasury Regulation Section 1.162-27(e)(3)), who shall be appointed by, and may be removed by, the Board, provided that the Committee shall have no authority, power or discretion to determine the number or timing of Options or Stock Awards granted pursuant to paragraph 3(b), or to alter the terms and conditions of Options as set forth therein. Any interpretation of the Plan by the Committee and any decision made by the Committee hereunder is final and binding on all persons. No member of the Committee shall be liable for any action or determination made with respect to the Plan.

     3. Participation.

          (a) General. Subject to the terms and conditions of the Plan, the Committee shall determine and designate from time to time the employees, officers, directors and consultants of the Company and its Subsidiaries to whom Options and/or Stock Awards are to be granted ("Grantees"), the number of Shares subject to such Options and/or Stock Awards to be granted to each Grantee and the terms, conditions and restrictions applicable to such Options and/or Stock Awards. Notwithstanding the foregoing, the maximum number of Shares with respect to which Options may be granted during any calendar year to any Grantee is 250,000 Shares.

          (b) Directors. Options to purchase (i) ten thousand (10,000) Shares shall be awarded to each member of the Board on the date of each meeting of the Board held immediately after each annual meeting of the Company's stockholders, and (ii) the product of ten thousand (10,000) Shares multiplied by a fraction, the numerator of which is the number of calendar quarters (or any portion thereof) such director will serve before the next annual meeting of the Company's stockholders and the denominator of which is four (4), shall be awarded to each new member of the Board on the date he or she first becomes a member of the Board. As an alternative to the foregoing, if a member of the Board notifies the Company of the director's election to receive a

     Stock Award in lieu of Options, prior to the date on which such Options would be granted to such director (or prior to such other deadline as is established by the Committee), the Company shall grant a Stock Award to such director equal to two thousand (2,000) Shares (or, for purposes of clause (ii), the product of two thousand (2,000) multiplied by the fraction described therein). Such Stock Award shall be in lieu of the Options grant and (unless the circumstances described in paragraph 5(a)(iii) have occurred) shall be (x) entirely forfeited to the Company upon the termination of the Grantee's "Service" (defined below) before the six (6) month anniversary of the date of grant of the Stock Award ("Date of Grant"), (y) so forfeited with respect to two-thirds (2/3) of such Shares upon such termination on or after the six (6) month and before the first anniversary of the Date of Grant; and (z) so forfeited with respect to one-third (1/3) of such Shares upon such termination on or after the first and before the second anniversary of the Date of Grant. A director shall become a Grantee under the Plan on the first date on which the director is awarded Options or a Stock Award under the Plan. Directors may, in addition to Options and Stock Awards awarded under this paragraph 3(b), also be entitled to Options and Stock Awards under paragraph 3(a).

          (c) Employee Bonus. As of the date on which a distribution (the "Bonus") is made under the Company's management by objectives bonus plan, a Stock Award will be made to each individual who (i) receives a Bonus, and
     (ii) has (A) a title of Vice President or more senior, or (B) a target bonus range of up to at least twenty percent (20%) of base salary. The "Grant Value" (defined below) of such Stock Award, as of such date, shall be in an amount equal to fifty percent (50%) of the Bonus (the "Award Portion") and shall be made in lieu of fifty percent (50%) of the Bonus otherwise payable to such individual. All Stock Awards shall be in full satisfaction of the applicable portion of the Bonus, shall be made without other payment therefor, and shall be governed by paragraph 5. Each individual who would receive a Stock Award under this paragraph 3(c) if the individual received a Bonus may request, subject to approval by the Committee, to receive more or less than the Award Portion of such individual's Bonus in the form of a Stock Award. To the extent that the individual requests that more of the Bonus be paid as a Stock Award, the additional Stock Award shall equal a number of Shares determined by dividing the portion of the Bonus in excess of the Award Amount by a price selected by the Committee that is either the most recent selling price of a Share under the Company's Non-Qualified Employee Stock Purchase Plan ("ESPP") or the price that would be used under the ESPP for the offering period then in progress if the period ended on the day the Bonus was paid. Such opportunity provided under this paragraph 3(c) is subject to compliance with all applicable federal and state securities laws.

          (d) Subject to paragraph 14, for all purposes of the Plan:

             (i) the "Grant Value" of grants made pursuant to paragraph 3(c) shall equal the "Fair Market Value" (defined below) of a Share as of the date on which the Bonus is distributed; and

             (ii) the "Fair Market Value" of a Share shall equal the closing price paid for Shares on the New York Stock Exchange on the first trading day immediately preceding the date for which such Fair Market Value is being determined.

     4. Shares Subject to the Plan. Subject to the provisions of paragraph 14, the aggregate number of Shares for which Options and Stock Awards may be granted under the Plan shall not exceed six million (6,000,000) Shares. If any Options or Stock Award granted pursuant to the Plan shall expire, be forfeited or terminate for any reason (including without limitation the settlement in cash in lieu of exercise of an Option), the number of Shares then subject to the Options or Stock Award shall again be available for grant under the Plan unless the Plan shall have terminated. No more than half of the two million (2,000,000) Shares added to the Plan in connection with the adoption of the Second Amended and Restated 1992 Stock Option and Stock Award Plan may be subject to Stock Awards from and after the date thereof. In addition, no more than eight hundred thousand (800,000) of the two million

(2,000,000) Shares added to the Plan in connection with adoption of the 1992 Stock Option and Stock Award Plan, as amended and restated effective March 23, 2001, may be subject to Stock Awards from and after the date thereof.

     5. Stock Awards.

          (a) Stock Awards granted under paragraph 3(a) shall be subject to the following conditions and/or restrictions:

             (i) A Stock Award may be subject to such conditions and restrictions as are established by the Committee as of the Date of Grant. The Committee may, but need not, establish performance goals to be achieved within such performance periods as may be selected by it, using such measures of individual performance or the performance of the Company and/or one (1) or more of its Subsidiaries as it may select. Any Stock Award containing conditions, terms or restrictions as established by the Committee but not set forth herein shall be described in such term sheets and supplements hereto as are approved by the Committee from time to time.

             (ii) A Stock Award that has not vested or continues to be subject to restrictions (including any restrictions set forth on term sheets or supplements hereto approved by the Committee from time to time) will be forfeited to the Company upon the termination of the Grantee's Service, unless the circumstances described in paragraph 5(a)(iii) have occurred (it being the express intent of this document that Stock Awards will not be forfeited in the event of a "Change in Control" (defined below) of the Company, or the termination of the Grantee's Service as a result of any of the circumstances described in paragraph 5(a)(iii)). An individual's "Service" shall continue until he or she is no longer an employee, officer, director, trustee or consultant of the Company or an Extended Company. The term "Extended Company" means a Subsidiary or each other company designated by the Committee. The Extended Companies shall be set forth in Exhibit A, as it may be amended from time to time upon the reasonable determination of the Committee (it being the intention of the Committee that Extended Companies shall have a reciprocal provision in similar plans provided for their employees).

             (iii) Notwithstanding the foregoing, the conditions and restrictions described in paragraph 5(a)(i) and (ii) (including in term sheets or supplements hereto approved by the Committee from time to time) that are contained in the terms of any Stock Award granted pursuant to paragraph 3(a), and the restrictions described in paragraph 3(b), shall immediately lapse and be of no effect, and the Stock Awards subject to such conditions and restrictions shall fully vest in favor of the Grantees, in the event of (I) a "Change in Control" of the Company, or (II) the termination of a Grantee's Service:

                (A) because of the Grantee's "disability" (as defined in paragraph 11) or death,

                (B) with respect to a Grantee who is an employee, director or officer, in connection with his or her retirement as determined by the Committee in its reasonable discretion,

                (C) by the Company under circumstances that the Committee determines in its reasonable discretion constitute a layoff or other similar reduction in the workforce,

                (D) with respect to a Grantee who is a consultant, in connection with his or her retirement as determined by the Committee in its reasonable discretion, or

                (E) with respect to a Grantee who is a member of the Board, in connection with his or her failure to be re-elected to the Board.

     For purposes of this Plan, a "Change in Control" shall be deemed to occur upon: (1) the acquisition (either in a single transaction or a series of related transactions) by any entity, person or group of more than twenty-five percent (25%) of the outstanding Shares from the holders thereof; (2) a merger or consolidation of the Company (either in a single transaction or in a series of related transactions) with one (1) or more other entities as a result of which the ultimate holders of outstanding Shares immediately prior to such transaction hold less than seventy-five percent (75%) of the shares of beneficial ownership of the surviving or resulting corporation (considering for such purpose only the shares of the surviving or resulting corporation that they hold by virtue of their holding Shares immediately prior to such transaction); (3) a direct or indirect transfer (either in a single transaction or a series of related transactions) of substantially all of the property of the Company other than to an entity of which the Company directly or indirectly owns at least seventy-five percent (75%) of the shares of beneficial ownership; or (4) the election to the Board (either in one election or in a series of related elections) of directors constituting more than one-third (1/3) of the directors then in office, without the recommendation of the existing Board.

          (b) If the Service of a Grantee terminates other than as described above, the Committee may determine that the conditions and restrictions described in paragraph 5(a)(i) and (ii) (including in term sheets or supplements hereto approved by the Committee from time to time) that are contained in the terms of any Stock Award granted pursuant to paragraph 3(a), and the restrictions described in paragraph 3(b), shall immediately lapse and be of no effect, and the Stock Awards subject to such conditions shall fully vest in favor of the Grantee. The Committee may make the determination described in the preceding sentence and communicate such determination in the Grantee's award agreement, or in any other manner.

          (c) The Grantee shall be entitled to all of the rights of a stockholder with respect to the Shares of a Stock Award including the right to vote such Shares and to receive dividends and other distributions payable with respect to such Shares from and after the Date of Grant; provided that any securities or other property (but not cash) received in any such distribution with respect to a Stock Award that is still subject to the restrictions in paragraph 5(a)(i) or (ii) shall be subject to all of the restrictions set forth herein with respect to such Stock Award.

          (d) Certificates for the Stock Award shall be issued in the Grantee's name and shall be held in escrow by the Company until all restrictions lapse or such Shares are forfeited as provided herein. A certificate or certificates representing a Stock Award as to which all restrictions have lapsed shall be delivered to the Grantee upon such lapse.

          (e) Whenever the recipient of a Stock Award recognizes income with respect thereto, the Company shall have the right to withhold from amounts payable to such recipient in any manner, as necessary to satisfy all federal, state and local payroll tax withholding requirements. Alternatively, the Committee may elect to have Shares withheld by the Company from the Shares otherwise to be delivered to a Grantee. The number of Shares so withheld for payment of tax withholding shall have an aggregate Fair Market Value as of the later of the date the Committee makes the foregoing election or the date as of which income is recognized with respect to such Shares sufficient to satisfy the applicable withholding taxes.

     6. Stock Options. Any Option to purchase Shares granted under paragraph 3(a) that satisfies all of the requirements of Section 422 of the Code may be designated by the Committee as an "Incentive Stock Option." Options that are not so designated, or that do not satisfy the requirements of Section 422 of the Code or that are granted under paragraph 3(b) shall not constitute Incentive Stock Options and shall be "Non-Qualified Stock Options."

     7. Option Price. The price at which a Share may be purchased pursuant to the exercise of any Non-Qualified Stock Option shall not be less than 100% of the Share's Fair Market Value on the date the Option is awarded under the Plan. The exercise price of an Incentive Stock Option shall not be less than the Fair Market Value of a Share on the date the Option is awarded under the Plan and, with respect to an employee who owns on the Date of Grant more than 10% of the Shares, shall not be less than 110% of the Share's Fair Market Value on such date.

     8. Exercise of Options.

          (a) Each Option granted under paragraph 3(a) shall be exercisable at such time or times as shall be determined by the Committee at the time the Option is granted or at such earlier times as the Committee shall subsequently determine, but in no event later than the Option's "Expiration Date" (defined below). Each Option granted under paragraph 3(b) shall be exercisable, either in whole or in part, (i) with respect to three thousand, three hundred and thirty-three (3,333) of the Shares at any time on or after six (6) months from the Date of Grant, (ii) with respect to an additional three thousand, three hundred and thirty-three (3,333) of the Shares at any time on or after the first anniversary of the Date of Grant and (iii) with respect to the remaining Shares at any time on or after the second anniversary of the Date of Grant, but, in each case, not after the Option's "Expiration Date" (defined below).

          (b) The Fair Market Value, determined at the Date of Grant, of shares with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year may not exceed one hundred thousand dollars ($100,000). Any Options that are intended to be Incentive Stock Options but that become exercisable in excess of such amount shall be deemed to be Non-Qualified Stock Options to the extent of such excess.

          (c) Notwithstanding the provisions of paragraph 8(a), each Option granted under the Plan to an individual and as to which the Expiration Date has not occurred shall be immediately and fully exercisable, for the period indicated, in the event of (I) a Change in Control of the Company (in which case it shall be exercisable until its Expiration Date), or (II) the termination of a Grantee's Service:

             (i) because of the Grantee's "disability" (as defined in paragraph
        11) or death (in which case it shall be exercisable until the earlier of
        (A) the first anniversary of such termination or (B) its Expiration Date, and in the case of death shall be exercisable by the person or persons to whom the Grantee's right passes by will or by the laws of descent and distribution),

             (ii) with respect to a Grantee who is an employee, officer or director, in connection with his or her retirement as determined by the Committee in its reasonable discretion (in which case it shall be exercisable until the earlier of (A) 90 days after such termination unless extended by the Committee or (B) its Expiration Date),

             (iii) by the Company under circumstances that the Committee determines in its reasonable discretion constitute a layoff or other similar reduction in the workforce (in which case it shall be exercisable until the earlier of (A) 90 days after such termination unless extended by the Committee or (B) its Expiration Date),

             (iv) with respect to a Grantee who is a consultant, in connection with his or her retirement as determined by the Committee in its reasonable discretion (in which case it shall be exercisable until the earlier of (A) 90 days after such termination unless extended by the Committee or (B) its Expiration Date), or

             (v) with respect to a Grantee who is a member of the Board, in connection with his or her failure to be re-elected to the Board (in which case it shall be exercisable until the earlier of (A) 90 days after such termination unless extended by the Committee or (B) its Expiration Date).

          (d) If the Service of a Grantee terminates other than as described above, his or her Options shall not become exercisable with respect to any additional Shares, unless (other than if the termination occurs for good cause) the Committee, in its reasonable discretion, determines that the exercisability of the Options shall accelerate (in whole or in part) in connection with such termination (in which case each Option shall be exercisable until the earlier of (i) 90 days after such termination unless extended by the Committee or (ii) its Expiration Date).

          (e) If the Service of a Grantee terminates for good cause (as determined by the Committee in its reasonable discretion), his or her Options shall expire immediately. The Committee may establish guidelines for determining whether a Grantee's Service has terminated for good cause and communicate such guidelines in the Grantee's award agreement, or in any other manner, including but not limited to such term sheets and supplements hereto as are approved by the Committee from time to time.

          (f) A Grantee may exercise an Option by giving written notice thereof prior to the Option's expiration to the Secretary of the Company at the principal executive offices of the Company. Contemporaneously with the delivery of notice with respect to exercise of an Option, the full purchase price of the Shares purchased pursuant to the exercise of the Option, together with any required state or federal withholding taxes, shall be paid in cash, by tender of share certificates in proper form for transfer to the Company valued at the Fair Market Value of the Shares on the preceding day, by any combination of the foregoing or with any other consideration.

          (g) Upon the exercise of Options requiring tax withholding, the Committee may elect to have Shares withheld by the Company from the Shares otherwise to be received by a Grantee. The number of Shares so withheld for payment of tax withholding shall have an aggregate Fair Market Value as of the date of exercise sufficient to satisfy the applicable withholding taxes. In addition to the terms set forth in paragraph 8, all exercised Options shall be subject to such reasonable additional guidelines as established by the Committee.

     9. Option Expiration Date. The "Expiration Date" with respect to any Option granted under paragraph 3(a) means the date established by the Committee at the Date of Grant (subject to any earlier termination by the Committee), but in no event later than the date which is ten (10) years after the date on which the Option is granted. The Expiration Date with respect to any Option granted under paragraph 3(b) means the date which is ten (10) years after the date on which the Option is granted. All rights to purchase Shares pursuant to an Option shall cease as the Option's Expiration Date.

     10. Compliance with Applicable Laws. Notwithstanding any other provision in the Plan, the Company shall have no liability to issue any Shares under the Plan unless such issuance would comply with all applicable laws and applicable requirements of any securities exchange or similar entity. Prior to the issuance of any Shares under the Plan, the Company may require a written statement that the recipient is acquiring the Shares for investment and not for the purpose or with the intention of distributing the Shares.

     11. Death/Disability of Option Grantee. In the event of the death or "disability" (defined below, or, for Incentive Stock Options only, as defined in Section 22(e)(3) of the Code) of a Grantee, all outstanding Options held by the Grantee on the date of his or her disability or by the Grantee on the date of his or her death (or by a permitted transferee under paragraph 12) shall be exercisable by the Grantee, or, in the case of the death of a Grantee, by the person or persons to whom that right passes by will or by the laws of descent and distribution, for a period of twelve (12) months, but no later than the Option's Expiration Date. If any such Option is still outstanding immediately before it would cease to be exercisable in accordance with the foregoing, and the price at which Shares may be purchased thereunder is less than the then Fair Market Value of the Shares, such Option shall automatically be exercised for the benefit of the Grantee or such person or persons in order to avoid loss to the Grantee or the Grantee's estate. Any such exercise (other than an automatic exercise) shall be by written notice thereof filed with the Secretary of the Company at the principal executive offices of the Company prior to the Option's Expiration Date. Except as provided above, "disability" shall mean a physical condition or mental condition which, in the reasonable judgment of the Committee, based upon medical reports and other evidence satisfactory to such Committee, prevents a Grantee from satisfactorily performing his or her usual duties for the Company or the duties of such other position or job which the Company makes available to him or her and for which such Grantee is qualified by reason of his or her training, education or experience.

     12. Transferability.

          (a) The Shares subject to Stock Awards granted under paragraph 3(a), 3(b) or 3(c) shall not be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee, while they are subject to the restrictions described in paragraph 5(a).

          (b) Options granted under the Plan are not transferable except (i) by will or by the laws of descent and distribution or, to the extent not inconsistent with the applicable provisions of the Code, pursuant to a qualified domestic relations order (as that term is defined in the Code) and (ii) a Grantee may transfer any Option that is not an Incentive Stock Option to (A) the Grantee's spouse, child or children, grandchild or grandchildren, or other relatives; (B) a trust for the benefit of the Grantee and/or the individuals described in clause (A); or (C) a charitable remainder trust, but only if the Grantee provides a written determination from an attorney, accountant or other professional, that is acceptable to the Committee or its delegate, confirming that more than half of the value of such charitable remainder trust is provided to the Grantee and/or the individuals described in clause (A); provided, in the case of all transfers pursuant to this paragraph 12(b), that the transferee thereof shall hold such Option subject to all of the conditions and restrictions contained herein and otherwise applicable to the Option, and that, as a condition to such transfer, the Company may require the transferee to agree in writing (in a form acceptable to the Company) that the transfer is subject to such conditions and restrictions. Except to the extent held by a permitted transferee hereunder, Options may be exercised during the lifetime of the Grantee only by the Grantee, and after the death of the Grantee, only as provided in paragraph 11.

     13. Employment and Stockholder Status. The Plan does not constitute a contract of employment or continued Service, and selection as a Grantee will not give any employee or Grantee the right to be retained in the employ of the Company or any Extended Company or the right to continue as a director, consultant or trustee of the Company or any Extended Company. Any Option granted under the Plan shall not confer upon the holder thereof any right as a stockholder of the Company prior to the issuance of Shares pursuant to the exercise thereof. No person entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a stockholder of record with respect to any Shares issuable upon exercise of such Option until certificates representing such Shares have been issued and delivered. If the redistribution of Shares is restricted pursuant to paragraph 10, certificates representing such Shares may bear a legend referring to such restrictions.

     14. Adjustments to Number of Shares Subject to the Plan and to Option Terms. Subject to the following provisions of this paragraph 14, in the event of any change in the outstanding Shares by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, the aggregate number and kind of Shares reserved for issuance under the Plan or subject to Options outstanding or to be granted under the Plan shall be proportionately adjusted so that the value of each Option shall not be changed, and the terms for any outstanding Option may be adjusted by the Committee in such manner as it deems equitable, provided that in no event shall the exercise price for an Option be adjusted below the par value of a Share, nor shall any fraction of a Share be issued upon the exercise of an Option. Shares subject to a Stock Award shall be treated in the same manner as other outstanding Shares; provided that (except as provided in paragraph 5(a)(iii)) any conditions and restrictions applicable to a Stock Award shall continue to apply to any Shares, other security or other consideration received in connection with the foregoing.

     15. Agreement with Company. At the time of grant, the Committee may require a Grantee to enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may prescribe.

     16. Term of Plan. The Plan was effective December 18, 1992, and no grants were to be made under the Plan after December 18, 2002. The last day as of which grants may be made under the Plan is hereby extended to March 23, 2011; provided that, to the extent necessary to satisfy Section 422 of the

Code or regulations thereunder, or the extent necessary to make any Option or Stock Award granted hereunder constitute performance-based compensation for purposes of Section 162(m) of the Code or regulations thereunder, or to the extent otherwise necessary to make the Plan or any Option or Stock Award granted hereunder comply with any applicable law, such extension shall constitute the adoption of a new plan and the approval of the stockholders of the Company of such extension shall constitute stockholder approval of such new plan. In addition to the foregoing, no Options or Stock Awards may be granted under the Plan after the date on which the Plan is terminated pursuant to paragraph 17.

     17. Amendment and Termination of Plan. Subject to any approval of the stockholders of the Company which may be required by law, the Board may at any time amend, suspend or terminate the Plan. No amendment, suspension or termination of the Plan shall negatively alter or impair any Option or Stock Award previously granted under the Plan without the consent of the holder thereof. No amendment requiring stockholder approval under Section 240.16b-3 of the Act, Treasury Regulation Section 1.162-27 or Section 422 of the Code shall be valid unless such stockholder approval is secured as provided therein.

     18. Special Provisions Under Code Section 162(m).

          (a) The provisions of this paragraph 18 shall apply only to the extent determined by the Committee for purposes of making an award
     "performance-based compensation" within the contemplation of Section 162(m) of the Code. In the event of any inconsistencies between this paragraph 18 and the other Plan provisions within the scope of the foregoing, the provisions of this paragraph 18 shall control.

          (b) As soon as practicable following the grant of an award subject to this paragraph 18 (but in no event more than ninety (90) days after the Date of Grant), the Committee shall establish the performance-related goals to be used in connection with conditions, restrictions and limitations applicable to such award. The performance-related goals shall be chosen from among the following factors, or any combination of the following, as the Committee deems appropriate: total stockholder return; growth in funds from operations (as defined by the National Association of Real Estate Investment Trusts, from time to time), revenues, net income, stock price and/or earnings per share; dividend growth; return on assets, net assets and/or capital; return on stockholders' equity; debt/equity ratio; working capital; the Company's financial performance versus its peers; economic value added; acquisitions; expense reductions; and adherence to strategic plan. The Committee may select among the goals specified from award to award, which need not be the same for each Grantee. The foregoing does not limit the Committee's use of other performance goals, or no performance goals, in connection the grant of an award not subject to this paragraph 18.

          (c) With respect to the grant of an award subject to this paragraph 18, the Committee shall (at the same time it is making the determinations under paragraph 18(b)) determine the relationship between the performance-related goals and the conditions, restrictions and limitations applicable to the award.

          (d) In connection with an award subject to this paragraph 18, no performance-related goal will be considered to be satisfied until the Committee has certified the extent to which the performance-related goals and any other material terms were satisfied.

          (e) Once established, performance-related goals shall not be changed, except to the extent that the Committee has specified adjustments as part of the determinations made under paragraph 18(b) and (c). Except as provided in the preceding sentence, in connection with an award subject to this paragraph 18, no performance-related goal applicable to a condition, restriction or limitation shall be considered to be satisfied if the minimum performance-related goals applicable thereto are not achieved.

          (f) In connection with an award subject to this paragraph 18, individual performance shall not be reflected in a performance-related goal. However, the Committee may retain the discretion to treat a performance-related goal as not having been satisfied due to the failure of a Grantee to meet individual performance goals.

                                   EXHIBIT A
Equity Group Investments, LLC
Equity Office Properties Trust
Equity Residential Properties Trust

                                   APPENDIX B
                      MANUFACTURED HOME COMMUNITIES, INC.
                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     Pursuant to the By-Laws of Manufactured Home Communities, Inc. (the "Company"), a Committee of the Directors to be known as the "Audit Committee" (the "Committee") has been established. The Committee shall be composed of not less than three independent Directors, none of whom shall be an employee or officer of the Company, or have a personal business relationship with any member of management which might conflict with their perceived independence. All Audit Committee members shall be financially literate. The members of the Committee shall appoint a Chairperson from amongst their number.

     The time and place of meetings of the Committee shall be determined by the members thereof provided that (1) a quorum for meetings shall be at least two members, present in person or by telephone; (2) unless otherwise agreed, the Committee shall meet at least quarterly; and (3) notice of the time and place of every meeting shall be given in writing or by facsimile communication to each member of the Committee, and the external and internal auditors of the Company. Independent Directors who are not members of the Committee are welcome to attend and participate in the Committee's deliberations unless otherwise specified by the Chair.

STATEMENT OF POLICY

     The Audit Committee is a committee of the Board of Directors. The Audit Committee shall provide assistance to the full Board of Directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting; the Company's reporting practices; the quality and integrity of financial reports of the Company and the systems of internal controls established by management and the Board of Directors. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Directors, the independent auditors, the internal auditors, and the financial management of the Company.

RESPONSIBILITIES

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

The Audit Committee will:

     - Obtain the full Board of Directors' approval of this Charter and review and reassess this Charter as conditions dictate (at least annually).

     - Review and recommend to the Board of Directors the external auditors to be selected to audit the financial statements, approve the compensation of the external auditors, and review and approve the discharge of the external auditors.

     - Establish a clear understanding with the independent auditors that they are ultimately accountable to the Board of Directors and the Audit Committee, as the shareholders' representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

     - Review and concur with management's appointment, termination or replacement of the internal auditors.

     - Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

     - Meet with the external auditors and senior management of the Company at least annually to review:

      -- the scope of the proposed audit and quarterly reviews

      -- procedures for the current year and the related fees

      -- the adequacy of the Company's internal financial and accounting controls

      -- the coordination of the internal auditors' work utilized by the external auditors, if any, with that of the external auditors.

     - Meet with senior management and the external auditors at the completion of the annual audit and discuss:

      -- the external auditors' audit findings, including any management letter comments noted related to the audit of the financial statements and related footnotes and their report thereon

      -- any significant changes from planning required in the external auditors' audit plan

      -- other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards (SAS 61) and management's responses.

     - Review with senior management and the external auditors, as necessary, at the completion of each quarterly review to discuss the following:

      -- Any significant changes required in review procedures or plan

      -- Any significant changes in the Company's accounting principles or significant changes in accounting estimates during the quarter and the related impact on the financial statements

      -- The impact of any significant events and transactions on the financial statements

      -- Other matters which came to the attention of the external auditors during the review which are necessary to be communicated to the Committee under generally accepted auditing standards and management's responses.

     - Review the quarterly financial statements with management and the independent auditors, as necessary, prior to the filing of the Form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to any significant changes in the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the Committee. The Chair may represent the entire Committee for purposes of this review.

     - Review with senior management and the internal auditors (if applicable):

      -- The internal audit function including the independence and authority of its reporting obligations

      -- The proposed audit plan and any changes required in the planned scope

      -- Any significant findings, difficulties or issues encountered in the course of the audit during the year and management's responses

     - Review with management and outside consultants such matters as the Committee may deem appropriate from time to time.

     - Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related company Compliance policies.

     - Review with management their procedures to establish and monitor compliance with the Company's code of conduct and ethical practices, conflict of interest policy, and policies and procedures with respect to use of corporate assets. As necessary, consult with external consultants to assist in such monitoring.

     - The Committee shall perform the following in relation to the Company's Proxy Statement ("Proxy") for its annual shareholders' meeting:

      -- Review the Company's disclosures in the Proxy that describe that the Committee has satisfied its responsibilities under this Charter for the prior year

      -- Include an Audit Committee Report in the Company's Proxy

      -- Include a copy of this Charter in the annual report to shareholders or the Proxy at least triennially or the year after any significant amendment to the Charter

     - Meet with the external auditors, internal auditors and management in separate executive sessions, at least annually, to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

     - The Committee will perform such other functions as assigned by law, the Company's charter or By-Laws and/or the Board of Directors.

     - The Committee shall report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

     - Ensure that minutes of the Audit Committee are kept and retained as records of the Company

COMMITTEE AUTHORITY

The Committee shall have the right and authority to:

     - Obtain all relevant information and documentation in order to carry out the responsibilities of the Committee

     - Conduct or authorize investigations into any matters brought to its attention if, in the Committee's judgment, such matter warrants investigation

     - Retain independent counsel, accountants, or others to assist in the conduct of any investigations

                                   APPENDIX C
                                 FORM OF PROXY

                      MANUFACTURED HOME COMMUNITIES, INC.
               Two North Riverside Plaza, Chicago, Illinois 60606
                    Proxy for Annual Meeting of Stockholders

Solicited on Behalf of the Board of Directors

     The undersigned stockholder of Manufactured Home Communities, Inc., a Maryland corporation (the "Company"), hereby appoints SAMUEL ZELL and HOWARD WALKER, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 8, 2001, at 10:00 a.m., Chicago, time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

     The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director as described in the Proxy Statement and for each of the other proposals as described in the Proxy Statement and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.




                                  (Continued and to be signed on other side)



--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND PROPOSAL 2.

                                              Please mark your vote
                                              as indicated in        [X]
                                              this example


                              Nominee(s) (1) Louis H. Masotti, Ph.D.
                              (2) Sheli Z. Rosenberg and (3) Gary L. Waterman

                              WITHHELD FOR (Write name of nominee(s) in space provided below)

1. ELECTION OF DIRECTORS

 FOR all nominees             WITHHOLD
listed to the right          AUTHORITY
(except as marked     to vote for all nominees
 to the contrary)        listed to the right

     [  ]                       [  ]



2. APPROVAL OF THE COMPANY'S 1992        And any other matter which may
   STOCK OPTION AND STOCK AWARD PLAN,    properly come before the meeting or
   AS AMENDED AND RESTATED               any adjournment or postponement thereof
                                         in the discretion of the Proxy holder.
     FOR       AGAINST     ABSTAIN
    [  ]        [  ]        [  ]

                                            I PLAN TO ATTEND THE MEETING [  ]



Signature                          Signature                       Date
         -------------------------          ----------------------     ---------

NOTE: Please sign as name appears hereon. Joint owners should both sign. When signing as attorney, executor, administrator, trustee, guardian or officer please give full title under signature.

--------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -